K&L Gates LLP
One Congress Street, Suite 2900
Boston, MA 02114-2023

T617.261.3100 www.klgates.com

July 1, 2024

James Alpha Funds Trust d/b/a/ Easterly Funds Trust
515 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as counsel to James Alpha Funds Trust d/b/a/ Easterly Funds Trust, a Delaware statutory trust (the “Acquiring Entity”), separately on behalf of its respective series identified on Schedule A hereto (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”), registering the classes of the Acquiring Funds listed on Schedule A attached hereto to be issued pursuant to the Agreement and Plan of Reorganization (the “Agreement”), entered into by the Acquiring Entity, on behalf of the Acquiring Funds, and Managed Portfolio Series, a Delaware statutory trust, separately on behalf of its respective series identified on Schedule A hereto (each, a “Target Fund” and collectively, the “Target Funds”), under the Securities Act of 1933, as amended (the “1933 Act”).

The Agreement, in the form to be adopted by the Acquiring Funds and the Target Funds, provides for the transfer of all of a Target Fund’s assets to the corresponding Acquiring Fund in exchange solely for the issuance of shares of such Acquiring Fund (“Shares”) determined in the manner specified in the Agreement and the assumption by the Acquiring Fund of all of the liabilities of the corresponding Target Fund. Shares of each class shall be distributed to holders of the shares of the corresponding class of the Target Fund, in proportion to such shareholders’ holdings on the reorganization date.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the 1933 Act and Item 16(11) of Form N-14 under the 1933 Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction of:

(i)	the combined proxy statement and prospectus, including the form of Agreement attached as Exhibit D thereto, and statement of additional information filed as part of the Registration Statement;

(ii)	the Acquiring Entity’s Declaration of Trust and By-Laws in effect on the date of this opinion letter; and

(iii)	the resolutions adopted by the trustees of the Acquiring Funds relating to the Registration Statement and the authorization for issuance and delivery of the Shares pursuant to the Agreement.

We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of each Acquiring Fund are actually serving in such capacity, and that the representations of officers of each Acquiring Fund are correct as to matters of fact. We have not independently verified any of those assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940, as amended, that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by each Acquiring Fund; and

2.	When issued and consideration therefor has been paid in accordance with the Agreement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations of the SEC thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

SCHEDULE A

Managed Portfolio Series	James Alpha Funds Trust d/b/a Easterly Funds Trust
Target Fund (and share classes)	Corresponding Acquiring Fund (and share classes)

Principal Street High Income Municipal Fund

A Class reorganizing into acquiring fund Class A

Institutional Class reorganizing into acquiring fund Class I

Investor Class reorganizing into acquiring fund Investor Class

Easterly RocMuni High Income Municipal Bond Fund Class A Class I Investor Class
Principal Street Short Term Municipal Fund Institutional Class reorganizing into acquiring fund Class I Investor Class reorganizing into acquiring fund Investor Class	Easterly RocMuni Short Term Municipal Bond Fund Class I Investor Class